Exhibit 10.15

AMENDMENT NO. 1 TO THE

REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 1 TO THE REVOLVING CREDIT AGREEMENT dated as of May     , 2005 (this “Amendment”) among MSC-Medical Services Company, a Florida corporation (as survivor of the merger with Mustang MSC-Florida Acquisition, Inc., the “Borrower”), MCP-MSC Acquisition, Inc., a Delaware corporation (“Holdings”), the banks, financial institutions and other lenders party hereto (collectively, the “Lenders”) and Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Guarantors (as defined therein), the Administrative Agent, the Lenders and Bank of America, as L/C Issuer, have entered into a Revolving Credit Agreement dated as of March 31, 2005 (such Revolving Credit Agreement, as supplemented or otherwise modified through the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement in certain respects as set forth below.

SECTION 1. Amendments to Credit Agreement . The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, hereby amended as follows:

(a) Section 1.01 is amended by inserting the following new definitions in the appropriate alphabetical order:

“Holdco Senior Discount Notes” means the unsecured senior notes due 2013 to be issued by Holdings pursuant to the Holdco Senior Discount Note Indenture.

“Holdco Senior Discount Note Indenture” means the Indenture pursuant to which the Holdco Senior Discount Notes will be issued.

(b) Section 1.01 is further amended by adding in the definition of “Consolidated Fixed Charge Coverage Ratio” the words “and Section 7.03(k)” at the end of clause (a)(iv) thereof.

(c) Section 1.01 is further amended by in the definition of “Permitted Holdco Debt” the following proviso at the end thereof:

“; provided, that, in the case of Holdco Senior Discount Notes, solely to the extent that the net proceeds thereof are applied to prepay amounts outstanding under the Bridge Facility (and related costs and expenses) and no payments of cash interest or other amounts in cash in respect of the principal thereof are permitted for at least two years from the date of the issuance or incurrence thereof, (i) the provisions of clause (c) shall not apply to any mandatory prepayments or redemptions of such Holdco Senior Discount Notes permitted under Section 7.14, and (ii) the provisions of clause (d) shall not apply to such Holdco Senior Discount Notes.”

(d) Section 1.01 is further amended by inserting the following new sentence at the end of the definition of “Permitted Holdco Debt Documents”:

Amendment No. 1 to MSC Revolving Credit Agreement

“For the avoidance of doubt, “Permitted Holdco Debt Documents” shall include the Holdco Senior Discount Note Indenture.”

(e) Section 7.02(h) is amended by inserting the following proviso at the end thereof prior to “; and”:

“; provided, further, in the case of the Holdco Senior Discount Notes contemplated by clause (b) of the definition of Permitted Holdco Debt, the conditions in subclauses (iii) and (iv) shall not be applicable so long as the cash proceeds thereof do not exceed $32,000,000 in the aggregate”.

(f) Section 7.03(k) is amended by deleting the word “and” immediately prior to clause (ii) thereof and inserting the following new clause (iii) at the end thereof:

“, and (iii) so long as no Default has occurred and is continuing or would result therefrom, redeem, purchase or prepay Holdco Senior Discount Notes solely to the extent permitted by Section 7.14(d) so long as such Investment is not made earlier than ten days prior to the required date for the relevant payment by Holdings;”.

(g) Section 7.06(d) is amended by deleting the word “and” immediately prior to clause (ii) thereof and inserting the following new clause (iii) at the end thereof:

“, and (iii) so long as no Default has occurred and is continuing or would result therefrom, redeem, purchase or prepay Holdco Senior Discount Notes solely to the extent permitted by Section 7.14(d) so long as such Restricted Payment is not made earlier than ten days prior to the required date for the relevant payment by Holdings;”.

(h) Section 7.11(b) is amended by deleting such Section 7.11(b) in its entirety and inserting the following Section 7.11(b) in replacement therefor:

“(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
June 30, 2005	7.00:1.00
September 30, 2005	6.50:1.00
December 31, 2005	6.00:1.00
March 31, 2006	5.50:1.00
June 30, 2006 through September 30, 2006	5.25:1.00
December 31, 2006	5.00:1.00
March 30, 2007	4.75:1.00
June 30, 2007	4.50:1.00
September 30, 2007	4.25:1.00
December 31, 2007	4.00:1.00
March 30, 2008	4.00:1.00
June 30, 2008	4.00:1.00
September 30, 2008	4.00:1.00
December 31, 2008 and each fiscal quarter thereafter	4.00:1.00

Amendment No. 1 to MSC Revolving Credit Agreement

(i) Section 7.14 is amended by deleting the word “and” immediately prior to clause (c) thereof and inserting the following new clause (d) at the end thereof:

“, and (d) so long as no Default has occurred and is continuing or would result therefrom, the redemption, purchase or prepayment of up to a maximum of $5,000,000 of Holdco Senior Discount Notes originally issued and then still outstanding, the proceeds of which were applied to prepay amounts outstanding under the Bridge Facility (and related costs and expenses), at any time after the date that is 30 days prior to the 5 year anniversary of the issuance thereof but no earlier than ten days prior to the required date of the payment therefor solely to the extent that such redemption, purchase or prepayment (i) is required to avoid the characterization of the Holdco Senior Discount Note Indenture as “applicable high yield discount obligations” within the meaning of Section 163(i)(I) of the Code, or (ii) would reduce the disallowed amount of interest deductions or the disqualified portion of the original issue discount with respect to the Holdco Senior Discount Notes under Section 163(e)(5) of the Code.”

SECTION 2. Conditions of Effectiveness. The amendments set forth in Section 1 shall become effective when, and only when, and as of the date (the “Amendment No. 1 Effective Date”) on which, (a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, Holdings and the Required Lenders, and dated the date of receipt thereof by the Administrative Agent (unless otherwise specified), (b) the Administrative Agent shall have received payment of all accrued expenses of the Administrative Agent (including the reasonable and accrued fees of counsel to the Administrative Agent invoiced on or prior to the date hereof), (c) no Default shall have occurred and be continuing, and (d) immediately prior, and after, giving effect to the issuance of the Holdco Senior Discount Notes, the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement and any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such issuance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

SECTION 3. Reference to and Effect on the Loan Documents (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in

Amendment No. 1 to MSC Revolving Credit Agreement

the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 4. Consent. Holdings, as a Guarantor under the Credit Agreement in favor of the Administrative Agent and the Lenders party to the Credit Agreement, hereby consents to this Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, the Guaranty made by Holdings in favor of the Secured Parties under Article X of the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and (b) each of the Collateral Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the obligations to be secured thereunder.

SECTION 5. Costs, Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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Amendment No. 1 to MSC Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MSC-MEDICAL SERVICES COMPANY

By	/s/ Robert J. Bunker
Name:
Title:

MCP-MSC ACQUISITION, INC.

By	/s/ Robert J. Bunker
Name:
Title:

Amendment No. 1 to MSC Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By	/s/ Shailesh H. Patel
Name:	Shailesh H. Patel
Title:	Director

Amendment No. 1 to MSC Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Amendment No. 1 to MSC Revolving Credit Agreement